SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2008

THE NATIONAL SECURITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18649	63-1020300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

661 East Davis Street
Elba, Alabama 36323		36323
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(334) 897-2273

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

In accordance with Securities and Exchange Commission Release No. 33-8216, the following information is furnished to the Securities and Exchange Commission pursuant to Item 12, “Disclosure of Results of Operations and Financial Condition.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On February 28, 2008, The National Security Group, Inc. issued a press release announcing its financial results for the quarter and year ended December 31, 2007. A copy of this press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Document

99.1	Press release, dated February 28, 2008 issued by The National Security Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The National Security Group, Inc.

Dated: February 28, 2008	By: /s/ Brian R. McLeod
Brian R. McLeod Chief Financial Officer

                                                                                                                                                                                           Ex. 99.1

The National Security Group, Inc.

661 East Davis Street

Elba, AL 36323

PRESS RELEASE

FOR IMMEDIATE RELEASE

National Security Group, Inc Releases Earnings

For Additional Information Contact:

Brian R. McLeod – Chief Financial Officer @ (334) 897-2273

Elba, Alabama (February 28, 2008)—The National Security Group, Inc. (NASDAQ: NSEC) today announced its financial results for the year and three month periods ended December 31, 2007. Total revenues for the year increased 3.65% to $69,563,000 compared to $67,113,000 for 2006. Leading the increase in total revenue was a 5.73% increase in premium revenue to $62,250,000 in 2007 compared to 58,874,000 for the year 2006. Growth in the dwelling fire and homeowners lines of business in the property and casualty subsidiaries were the primary contributors to the growth in premium revenue.

Net income for the year increased 42.12% to $6,040,000, or $2.45 per share, compared with net income of 4,250,000, or $1.72 per share for 2006. Net income from continuing operations of the insurance subsidiaries was $4,721,000 compared to $4,439,000 in 2006, an increase of 6.35%. Increased earnings in the property and casualty subsidiary were the primary contributor to the increase in earnings for the year. Net income from discontinued operations of $1,319,000 consisted of a gain on disposal of the majority of a 50% investment in Mobile Attic, Inc. in the second quarter of 2007. The Company maintains a 5% interest in Mobile Attic. Mobile Attic’s net loss from discontinued operations for 2006 was $189,000.

Fourth quarter 2007 net income declined 2.08% to $1,552,000, or $0.63 per share, compared to $1,585,000, or $0.64 per share for the quarter ended December 31, 2006. Moderate adverse development on claims incurred in prior years was the primary contributor to the decrease in earnings during the fourth quarter. There was no material contribution to net income from discontinued operations in the fourth quarter of 2007.

Stockholders equity for the year ended December 31, 2007 was $48,447,000 compared to $45,379,000 at December 31, 2006, an increase of $3,068,000 or 6.76%. The change in stockholders equity is composed of dividends paid to shareholders of $2,220,000; net income of $6,040,000 and a decline in accumulated other comprehensive income, consisting of accumulated unrealized capital losses, of $752,000. Year end book value per share, defined as stockholders equity divided by common shares outstanding of 2,466,600, was $19.64 at December 31, 2007 compared to $18.39 at December 31, 2006.

	Three Months		Year
	Ended December 31		Ended December 31
	2007	2006	2007	2006
Premium Earned	$15,888,000	$14,331,000	$62,250,000	$58,874,000
Investment Income	1,120,000	1,109,000	4,749,000	4,463,000
Realized Investment Gains	964,000	646,000	1,493,000	2,565,000
Other Income	251,000	274,000	1,071,000	1,211,000
Total Revenues	18,223,000	16,360,000	69,563,000	67,113,000
Net Income	$1,552,000	$1,585,000	$6,040,000	$4,250,000
Net Income Per Share	$0.63	$0.64	$2.45	$1.72

The National Security Group, Inc., through three wholly owned subsidiaries, offers a range of personal lines life, accident and health, property and liability insurance in twelve states. The Company is listed on the NASDAQ Global Market under the symbol: NSEC. For more financial information please visit the investor section our website www.nationalsecuritygroup.com.

Contact:	Brian McLeod, CFO & Treasurer
The National Security Group, Inc.
P.O. Box 703
Elba, Alabama 36323